Exhibit 99.1
www.nortel.com

FOR IMMEDIATE RELEASE	August 1, 2008

For more information:
Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(905) 863-7407	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com
Nortel Reports Financial Results for the Second Quarter 2008
Increases Revenue and Improves Margins
•	Revenue of $2.62 billion, up 2 percent year-over-year and 7 percent on a year-to-date basis
•	Gross margin at 43.1 percent, up 204 bps from prior year period
•	Management operating margin(a) at 4.3 percent, up 302 bps from prior year period
•	Maintains full year guidance, in an increasingly challenging business environment
TORONTO — Nortel* Networks Corporation [NYSE/TSX: NT] announced its results for the second quarter of 2008, demonstrating continued progress against the Company’s financial targets. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.
“Nortel’s financial performance in the first half of 2008 has been consistent and disciplined. We have achieved our objectives and are on track to meet our targets for the year,” said Nortel president and CEO Mike Zafirovski. “In the second quarter, the company focused on the work at hand and improved productivity, stepped-up cost reduction activities and enhanced margin performance. We delivered gross margin of 43.1%, the seventh consecutive quarter of year-over-year improvement, and management operating margin of 4.3%, the eighth consecutive quarter of year-over-year improvement.”
“We continue to see strong customer momentum in key growth areas of our business. In recent months, we’ve signed a comprehensive global managed services telepresence agreement with Deloitte, have secured approximately 20 wins for our innovative 40G offering, and earlier this week signed on as the official network infrastructure partner for the London 2012 Olympic and Paralympic Games,” said Zafirovski. “In the second half, faced with a challenging business environment, we will continue our focus on execution and on delivering accelerated growth in key segments in order to achieve our financial objectives for the year.”
Financial Highlights
•	Revenue in the second quarter of $2.62 billion, up 2 percent year over year and up 7 percent on a year-to-date basis.
•	Gross margin in the second quarter of 43.1 percent, increasing over the prior year period for the seventh consecutive quarter.

•	Management operating margin in the second quarter of 4.3 percent, increasing over the prior year period for the eighth consecutive quarter.
•	Cash balance, as at June 30, 2008 of $3.07 billion, included an outflow of cash from operations in the quarter of $74 million. On May 28, 2008, Nortel successfully completed the issuance of $675 million in a Senior Notes offering and used the net proceeds together with cash on hand to redeem at par the $675 million outstanding principal amount of convertible notes due September 2008.
Business Highlights
•	Another Olympic win. Nortel was awarded the contract to be the Official Network Infrastructure Partner for the London 2012 Olympic and Paralympic Games. Nortel will provide an end-to-end information infrastructure with everything from a metro area network to the wireless network down to the call center and the telephones that will be used.
•	Unified communications offer continues to strengthen. Nortel announced carrier hosted solutions with Microsoft and IBM. The solutions are designed to enhance productivity and offer powerful unified communications to small and midsize businesses (SMBs). Nortel received the IBM IMPACT Innovation Award for its key IBM SOA foundation resource, the Nortel Agile Communications Environment.
•	4G progress continued. Nortel announced a strategic agreement with Alvarion to create an end-to-end WiMAX solution to meet the needs of the evolving wireless broadband market. This alliance allows Nortel to drive growth in WiMAX while focusing R&D resources on 4G LTE and wireless applications.
•	40G continues to gain market momentum with 20 customer wins. Rascom and Southern Cross Cables selected Nortel 40G solution in the U.S., while Virgin Media teamed with Nortel to successfully trial 40G on its existing 10G network in the U.K.
•	Carrier Ethernet chosen by Verizon. Nortel will provide Verizon Telecom with new generation switching equipment to help Verizon expand its metro Ethernet backbone. The Nortel carrier Ethernet solution chosen by Verizon includes industry-leading PBB and Ethernet OAM technologies, and provides Verizon with flexibility and scalability to support new applications and requirements.
•	Deloitte signs Telepresence contract. Focused on saving costs, improving internal collaboration and driving down their global carbon footprint. Deloitte selected Nortel as a global managed services provider for telepresence, video conferencing and associated multimedia services. The new managed services agreement with Nortel will enable Deloitte’s global organization and as many as 130 Deloitte member firm locations around the world to obtain telepresence and open standards-based video conferencing services.
•	Energy consumption message resonates with wide customer audience. Customers such as Prairie Cardiovascular Consultants, Sweetwater Sound, Earth Rangers and partners like Ronco Communications and Electronics Inc.,have adopted energy-efficient Nortel communications solutions, which offer significant energy consumption benefits vs. key global competitors.
•	GSM-R gains traction in EMEA. Nortel secured two contracts in Germany with Deutsche Bahn and in Algeria with Agence Nationale d’Etudes et de Suivi de la Réalisation des Investissements Ferroviaires (ANESRIF). The GSM-R upgrades are expected to improve safety and enable faster train speeds while reducing operational costs.
Revenue
Revenue was $2.62 billion for the second quarter of 2008, compared to $2.56 billion for the second quarter of 2007 and $2.76 billion for the first quarter of 2008.
Revenue B/(W)

	Q2 2008	YoY	QoQ

Carrier Networks	$1,038	(2%)	(15%)
Enterprise Solutions	$610	3%	(5%)

Global Services	$536	9%	4%
Metro Ethernet Networks	$378	4%	16%
Other	$60	5%	7%

Total	$2,622	2%	(5%)

Carrier Networks (CN) revenue in the second quarter of 2008 was $1,038 million, a decrease of 2 percent compared with the year ago quarter and a decrease of 15 percent sequentially. Compared to the year ago quarter, CN revenue benefited from an LG-Nortel joint venture contract completion, offset by a decline in CDMA and legacy switching sales. Compared to the previous quarter, CN revenues were unfavourably impacted by the decline in the LG-Nortel joint venture and in North American CDMA revenue, partially offset by an increase in GSM revenue.
Enterprise Solutions (ES) revenue in the second quarter of 2008 was $610 million, an increase of 3 percent compared with the year ago quarter and a decrease of 5 percent sequentially. Compared to the year ago quarter, ES revenue continued to be positively impacted by higher voice and applications revenue, with flat data networking business, reflecting increases in EMEA and Asia, offset by lower sales in the North American region.
Global Services (GS) revenue in the second quarter of 2008 was $536 million, an increase of 9 percent compared with the year ago quarter and an increase of 4 percent sequentially. The second quarter showed solid growth in network implementation services, support services and managed services.
Metro Ethernet Networks (MEN) revenue in the second quarter of 2008 was $378 million, an increase of 4 percent compared with the year ago quarter and an increase of 16 percent sequentially. The year over year increase was primarily due to increases in optical and services edge revenue, partially offset by declines in legacy products. Compared to the previous quarter, MEN revenues benefited from the completion of an optical contract in EMEA and increased optical volume in North America.
Orders
Orders were $2,153 million in the second quarter of 2008, compared to $2,683 million for the second quarter of 2007, and $2,548 million for the first quarter of 2008. Compared to the second quarter of 2007, orders were primarily impacted by lower CDMA orders in North America and lower orders from the LG-Nortel joint venture.
Deferred Revenue
The deferred revenue balance, as at June 30, 2008 of $2,529 million, decreased by $314 million during the second quarter of 2008 and decreased by $580 million year-to-date.
Gross margin
Gross margin was 43.1 percent of revenue in the second quarter of 2008. This compared to gross margin of 41.1 percent for the second quarter of 2007 and 41.6 percent for the first quarter of 2008. Compared to the second quarter of 2007, gross margins benefited primarily from customer mix, due to the recognition of higher margin deferred revenues, and cost reduction initiatives, partially offset by the negative impacts of price erosion and product mix.
Selling, General and Administrative (SG&A) Expenses
SG&A Expenses B/(W)

	Q2 2008	YoY	QoQ

SG&A	$575	3%	4%

% of Revenue	21.9%	129 bps	(28 bps)

SG&A expenses were $575 million in the second quarter of 2008, compared to $595 million for the second quarter of 2007, and $597 million for the first quarter of 2008. Compared to the second quarter of 2007, SG&A was favourably impacted primarily by savings from previously announced restructuring programs, partially offset by investments in sales and marketing and negative foreign exchange impacts of $18 million.
Research and Development (R&D) Expenses
R&D Expenses B/(W)

	Q2 2008	YoY	QoQ
| | |
R&D	$441	(4%)	(5%)

% of Revenue	16.8%	(31 bps)	(159 bps)

R&D expenses were $441 million in the second quarter of 2008, compared to $423 million for the second quarter of 2007 and $420 million for the first quarter of 2008. Compared to the second quarter of 2007, R&D was impacted by negative foreign exchange impacts of $15 million and investments in new technologies, partially offset by savings from previously announced restructuring programs.
Management Operating Margin
Management operating margin was 4.3 percent in the second quarter of 2008, compared to 1.3 percent for the second quarter of 2007 and 4.7 percent for the first quarter of 2008. The second quarter of 2008 management operating margin increased by 302 basis points compared to the year ago quarter, marking the eighth consecutive quarter of year over year improvement. The improvement was driven primarily by higher gross margin and lower SG&A.
Other
Special charges in the second quarter of 2008 of $67 million related to costs associated with previously announced restructuring plans.
Other income (expense) — net was $33 million of income for the second quarter of 2008, compared to income of $110 million in the second quarter of 2007 and income of $37 million in the first quarter of 2008. Other income included interest and dividend income of $30 million, foreign exchange gains of $34 million and a $21 million mark-to-market loss on an interest rate swap.
Minority interest was an expense of $55 million in the second quarter of 2008, compared to an expense of $11 million for the second quarter of 2007 and an expense of $78 million for the first quarter of 2008. Minority interest expense included an expense of $9 million related to the ongoing payment of preferred shares dividends, but was primarily driven by the profitability of the LG-Nortel joint venture.
Interest expense was $76 million in the second quarter of 2008, compared to $98 million for the second quarter of 2007 and $80 million for the first quarter of 2008. Compared to the second quarter of 2007, interest expense was positively impacted by lower debt levels and lower variable interest rates.
Income tax expense was $61 million in the second quarter of 2008, compared to an expense of $11 million for the second quarter of 2007 and an expense of $36 million for the first quarter of 2008. Compared to the second quarter of 2007, income tax expense was negatively impacted primarily by the increased profitability of the LG-Nortel joint venture.

Earnings
The Company reported a net loss in the second quarter of 2008 of $113 million, or $0.23 per common share on a basic and diluted basis, compared to a net loss of $37 million, or $0.07 per common share on a basic and diluted basis, in the second quarter of 2007 and a net loss of $138 million, or $0.28 per common share on a diluted basis, in the first quarter of 2008.
Significant Impact Items and Tax Impact

	Q2 2008	Q2 2007	Q1 2008

Net Earnings / (Loss)	($113)	($37)	($138)
Restructuring Charges	$67	$36	$88
Regulatory Investigation Expense		$35
Loss (Gain) on Sale	($2)	($10)	($2)
Currency Exchange Loss (Gain)	($34)	($69)	$19
Investment Impairment			$8
Patent Litigation Settlement	($1)		$12
Other Income — Loss (Gain) from Swap	$21		($16)
Amortization of Intangibles	$11	$13	$12
Total Tax Impact of above items	($2)	($1)	($6)

The net loss in the second quarter of 2008 of $113 million included special charges of $67 million for restructurings, a loss of $21 million primarily from mark-to-market losses on interest rate swaps and a gain of $34 million due to changes in foreign exchange rates. The net loss in the second quarter of 2007 of $37 million included a regulatory investigation expense of $35 million, a gain of $69 million due to changes in foreign exchange rates and special charges of $36 million for restructuring. The net loss in the first quarter of 2008 of $138 million included special charges of $88 million for restructurings, a loss of $19 million due to changes in foreign exchange rates, a charge of $12 million related to a patent lawsuit settlement and a gain of $16 million primarily from mark-to-market gains on interest rate swaps.
Cash
Cash balance at the end of the second quarter of 2008 was $3.07 billion, down from $3.22 billion at the end of the first quarter of 2008. The decrease in cash was primarily driven by a cash outflow from operating activities of $74 million, cash used in investing activities of $40 million and cash used in financing activities of $30 million. The cash outflow from operating activities of $74 million included a net loss of $113 million, an outflow from changes in operating assets and liabilities of $184 million, partially offset by non-cash additions including $86 million of amortization and depreciation, and $55 million of minority interest primarily related to profitability of the LG-Nortel joint venture.
Environment and Outlook(b)
Nortel faces a challenging business environment with increasing risk due to general macro-economic weakness, continuing competitive pressures and potential of further reduced capex spending by key North American CDMA customers.
Accelerated growth in Nortel’s Enterprise and Metro Ethernet businesses in the second half and the expected completion of wireless contracts in the fourth quarter, representing approximately $350 million of previously deferred revenue, are key to the company achieving its financial objectives for this year.
In the context of the foregoing, Nortel reiterates its financial outlook for the full year 2008, and continues to expect:
•	Revenue to grow in the low single digits compared to 2007
•	Gross margin to be about the business model target of 43 percent of revenue

•	Management operating margin as a percentage of revenue to increase by about 300 basis points compared to 2007
(a) The company has changed the terminology of our performance measurement of operating margin to management operating margin. There is no change in the measure itself. Management Operating Margin is a non-GAAP measure defined as Gross Profit less SG&A and R&D expenses. Management Operating Margin percentage is a non-GAAP measure defined as Management Operating Margin divided by Revenue. Nortel’s management believes that these measures are meaningful measurements of operating performance and provides greater transparency to investors with respect to Nortel’s performance and supplemental information used by management in its financial and operational decision making. These non-GAAP measures may also facilitate comparisons to Nortel’s historical performance and competitors’ operating results. These non-GAAP measures should be considered in addition to, but not as a substitute for, the information contained in Nortel’s financial statements prepared in accordance with GAAP. These measures may not be synonymous to similar measurement terms used by other companies. No reconciliation of the projected non-GAAP management operating margin measure is provided to the comparable projected GAAP measure because Nortel does not predict special items that might occur in the future, and Nortel’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures. Thus, such a reconciliation is not available without unreasonable efforts.
(b) The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next generation technologies, for both service provider and enterprise networks, support multimedia and business critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, “targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, that are difficult to predict, and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company-specific assumptions: successful development, delivery and acceptance of new Software Releases required for completion of several large projects, no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s prior restatements of its financial results; increase in sales in 2008 over 2007 to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favorable supplier pricing, partially offset by higher costs associated with customer deployments in emerging markets; cost reductions resulting from the 2008 and 2007 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee bonuses; and the effective execution of Nortel’s strategy, including the execution of Nortel’s supply chain strategy and the implementation of its Business Transformation initiatives in 2008. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial outlook including: global service provider capital expenditures in 2008 reflecting low single digit growth and key North American service provider capital spending to not significantly decrease from first half 2008 spending levels; global growth rate to remain stable with investments in next generation products and services to exceed declines in purchases of legacy equipment; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.
Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers as a result of factors including current economic uncertainties, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: any negative impact on Nortel and NNL of such restatements; legal judgments, fines, penalties or settlements related to the ongoing criminal investigation of Nortel in the U.S.; or any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form10-K and other securities filings with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss Second Quarter 2008 Results:
Date: Friday, August 1, 2008

Time: 8:30 a.m. ET
To take part in the audio Webcast, please visit: www.nortel.com/q2earnings2008
To participate in the audio teleconference and Q&A, please call:
•	North America 1-866-225-6564
•	International 1-416-641-6139
*** Please dial in at least 15 minutes prior to the start of the event ***
Replay: A replay of the audio teleconference will be available at 11:00 a.m. ET at:
•	North America 1-800-408-3053 Passcode: 3265567#
•	International 1-416-695-5800 Passcode: 3265567#
Audio webcast replay: www.nortel.com/q2earnings2008

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Operations
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended			Six months ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues:
Products	$2,288	$2,471	$2,246	$4,759	$4,415
Services	334	287	316	621	630

	2,622	2,758	2,562	5,380	5,045

Cost of revenues
Products	1,320	1,459	1,337	2,779	2,640
Services	172	153	173	325	351

	1,492	1,612	1,510	3,104	2,991

Gross profit	1,130	1,146	1,052	2,276	2,054
	43.1%	41.6%	41.1%	42.3%	40.7%
Selling, general and administrative expense	575	597	595	1,172	1,199
Research and development expense	441	420	423	861	832

Management operating margin	114	129	34	243	23
	4.3%	4.7%	1.3%	4.5%	0.5%
Amortization of intangibles	11	12	13	23	25
Special charges	67	88	36	155	116
Gain on sale of businesses and assets	(2)	(2)	(10)	(4)	(11)
Shareholder litigation settlement recovery	—	—	—	—	(54)
Regulatory investigation expense	—	—	35	—	35
Other operating charges (income) — net	(7)	13	(12)	6	(22)

Operating earnings (loss)	45	18	(28)	63	(66)
Other income — net	(33)	(37)	(110)	(70)	(176)
Interest expense
Long-term debt	73	74	91	147	176
Other	3	6	7	9	18

Loss from operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	2	(25)	(16)	(23)	(84)
Income tax expense	61	36	11	97	24

	(59)	(61)	(27)	(120)	(108)
Minority interests — net of tax	55	78	11	133	33
Equity in net loss of associated companies — net of tax	(1)	(1)	(1)	(2)	(1)

Net loss	$(113)	$(138)	$(37)	$(251)	$(140)

Average shares outstanding (millions) — Basic	498	498	497	498	470
Average shares outstanding (millions) — Diluted	498	498	497	498	470

Basic and diluted loss per common share	($0.23)	($0.28)	($0.07)	($0.50)	($0.30)

NORTEL NETWORKS CORPORATION
Condensed Consolidated Balance Sheets
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	June 30, 2008	March 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,071	$3,223	$3,532
Restricted cash and cash equivalents	67	58	76
Accounts receivable — net	2,161	2,338	2,583
Inventories — net	1,828	1,818	2,002
Deferred income taxes — net	476	535	487
Other current assets	525	472	467

Total current assets	8,128	8,444	9,147
Investments	178	193	194
Plant and equipment — net	1,477	1,510	1,532
Goodwill	2,568	2,570	2,559
Intangible assets — net	169	188	213
Deferred income taxes — net	2,809	2,774	2,868
Other assets	545	574	555

Total assets	$15,874	$16,253	$17,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,107	$1,070	$1,187
Payroll and benefit-related liabilities	621	545	690
Contractual liabilities	243	259	272
Restructuring liabilities	132	143	100
Other accrued liabilities	3,151	3,497	3,825
Long-term debt due within one year	21	696	698

Total current liabilities	5,275	6,210	6,772
Long-term debt	4,476	3,838	3,816
Deferred income taxes — net	31	30	17
Other liabilities	2,688	2,706	2,875

Total liabilities	12,470	12,784	13,480

Minority interests in subsidiary companies	907	883	830

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 496,537,262 as of June 30, 2008, 438,029,916 as of March 31, 2008 and 437,423,006 as of December 31, 2007	35,557	34,043	34,028
Additional paid-in capital	3,540	5,033	5,025
Accumulated deficit	(36,813)	(36,705)	(36,532)
Accumulated other comprehensive loss	213	215	237

Total shareholders’ equity	2,497	2,586	2,758

Total liabilities and shareholders’ equity	$15,874	$16,253	$17,068

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Cash Flows
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended			Six months ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Cash flows from (used in) operating activities
Net loss	$(113)	$(138)	$(37)	$(251)	$(140)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	86	82	73	168	152
Non-cash portion of shareholder litigation settlement expense (recovery)	—	—	—	—	(54)
Non-cash portion of special charges and related asset write downs	9	2	3	11	3
Equity in net (earnings) loss of associated companies	(1)	(1)	(1)	(2)	(1)
Share based compensation expense	21	21	30	42	55
Deferred income taxes	35	12	(2)	47	3
Pension and other accruals	28	32	44	60	136
Loss (gain) on sale or write down of investments, businesses and assets	—	6	(5)	6	(6)
Minority interests	55	78	11	133	33
Other — net	(10)	(23)	(86)	(33)	(68)
Change in operating assets and liabilities, excluding Global Class Action Settlement — net	(184)	(331)	(150)	(515)	(209)
Global Class Action Settlement — net	—	—	—	—	(585)

Net cash from (used in) operating activities	(74)	(260)	(120)	(334)	(681)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(36)	(51)	(53)	(87)	(109)
Proceeds on disposals of plant and equipment	—	—	70	—	84
Restricted cash and cash equivalents	(9)	18	(3)	9	592
Acquisitions of investments and businesses — net of cash acquired	(3)	(29)	(12)	(32)	(26)
Proceeds on sale of investments and businesses	8	18	21	26	(18)

Net cash from (used in) investing activities	(40)	(44)	23	(84)	523

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(10)	(11)	(15)	(21)	(25)
Increase in notes payable	50	28	14	78	24
Decrease in notes payable	(45)	(25)	(15)	(70)	(27)
Decrease in loan payable	(7)	—	—	(7)	1,150
Debt issuance costs	(13)	—	(1)	(13)	(23)
Decrease in capital leases payable	(5)	(6)	(6)	(11)	(11)
Issuance of common shares	—	—	2	—	9

Net cash from (used in) financing activities	(30)	(14)	(21)	(44)	1,097

Effect of foreign exchange rate changes on cash and cash equivalents	(8)	9	36	1	42

Net increase (decrease) in cash and cash equivalents	(152)	(309)	(82)	(461)	981
Cash and cash equivalents at beginning of period	3,223	3,532	4,555	3,532	3,492

Cash and cash equivalents at end of period	$3,071	$3,223	$4,473	$3,071	$4,473

NORTEL NETWORKS CORPORATION
Consolidated Financial Information
(U.S. GAAP; Millions of U.S. dollars)
Segmented revenues
The following table summarizes our revenue and management operating margin by segment for:

	Three months ended			Six months ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues
Carrier Networks	$1,038	$1,218	$1,058	$2,256	$2,067
Enterprise Solutions	610	641	590	1,251	1,187
Global Services	536	516	494	1,052	942
Metro Ethernet Networks	378	327	363	705	736

Total reportable segments	2,562	2,702	2,505	5,264	4,932
Other	60	56	57	116	113

Total revenues	$2,622	$2,758	$2,562	$5,380	$5,045

Management operating margin
Carrier Networks	184	259	175	443	329
Enterprise Solutions	(21)	(24)	(9)	(45)	(18)
Global Services	83	72	75	155	150
Metro Ethernet Networks	17	(25)	10	(8)	(10)

Total reportable segments	263	282	251	545	451
Other	(149)	(153)	(217)	(302)	(428)

Total management operating margin	114	129	34	243	23
Amortization of intangible assets	11	12	13	23	25
Special charges	67	88	36	155	116
Gain (loss) on sales of businesses and assets	(2)	(2)	(10)	(4)	(11)
Shareholder litigation settlement (expense) recovery	—	—	—	—	(54)
Regulatory investigation expense	—	—	35	—	35
Other operating charges (income) — net	(7)	13	(12)	6	(22)
Other income -net	(33)	(37)	(110)	(70)	(176)
Interest expense	76	80	98	156	194
Income tax expense	61	36	11	97	24
Minority interests — net of tax	55	78	11	133	33
Equity in net loss of associated companies — net of tax	(1)	(1)	(1)	(2)	(1)

Net earnings (loss)	$(113)	$(138)	$(37)	$(251)	$(140)

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended			Six months ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues
United States	$1,039	$1,081	$1,171	$2,120	$2,387
EMEA (a)	634	591	678	1,225	1,256
Canada	200	166	178	366	351
Asia	584	787	336	1,371	718
CALA (b)	165	133	199	298	333

Total revenues	$2,622	$2,758	$2,562	$5,380	$5,045

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended			Six months ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues
Carrier Networks
CDMA solutions	$446	$555	$494	$1,001	$1,062
GSM and UMTS solutions	448	536	402	984	673
Circuit and packet voice solutions	144	127	162	271	332

	1,038	1,218	1,058	2,256	2,067
Enterprise Solutions
Circuit and packet voice solutions	413	458	393	871	768
Data networking and security solutions	197	183	197	380	419

	610	641	590	1,251	1,187
Global Services	536	516	494	1,052	942
Metro Ethernet Networks
Optical networking solutions	300	247	285	547	548
Data networking and security solutions	78	80	78	158	188

	378	327	363	705	736
Other	60	56	57	116	113

Total revenues	$2,622	$2,758	$2,562	$5,380	$5,045